Exhibit 99.1

300 Throckmorton Street
Fort Worth, TX 76102

KMG Announces Acquisition of Nagase FineChem

FORT WORTH, Texas—(BUSINESS WIRE)—April 4, 2016—KMG (NYSE: KMG), a global provider of specialty chemicals, today announced it has acquired Nagase FineChem (NFC), a Singapore-based manufacturer of electronic chemicals.

Established in 2001, NFC manufactures wet process chemicals, including solvents, acids and custom blends for the liquid crystal display, electronics and semiconductor markets.
The firm’s five-acre Singapore site comprises a manufacturing and packaging facility, warehouse, laboratory and cleanroom. In addition to its manufacturing, logistics and analytics capabilities, NFC provides recycling and refining services through the installation of on-site chemical supply and reclaiming systems at customer production facilities. For the 12-month period ending December 2015, NFC generated revenue of approximately
US$8 million.

Chris Fraser, KMG chairman and CEO, said, “We are excited to announce the acquisition of Nagase FineChem. This acquisition coupled with our planned capital investment at the NFC site strengthens KMG’s electronic chemicals business in Asia and offers significant opportunities for growth by expanding our capability and platform to more broadly serve the semiconductor market in this important region. We expect this transaction will be accretive to our adjusted EBITDA and adjusted diluted earnings per share starting in the first year.”

Under the terms of the acquisition agreement, KMG and Nagase Singapore Ltd. have entered into a tolling arrangement under which KMG will manufacture certain electronic chemicals for Nagase Singapore Ltd. for the first year. Concurrently, KMG will integrate its existing Singapore operations with the newly acquired facility to enhance KMG’s product offering for customers in the electronics market in Asia. In addition, KMG will pursue strategic capital investments at the NFC site to further expand manufacturing, packaging, and purification capabilities to more comprehensively serve semiconductor customers in Asia.

Andrew Lau, Vice President, KMG Global Electronic Chemicals, commented, “We are delighted that Nagase FineChem and its talented work force are now part of our electronic chemicals business. Nagase FineChem has earned a strong reputation for quality, reliability and service, and I’m confident that our combined operations will add significant value for our global customers as we expand and enhance our capabilities in Asia, the world’s largest region for semiconductor production.”

KMG will draw on its revolving credit facility to finance the acquisition of Nagase FineChem and to fund the planned capital investments.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG

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